Exhibit 5


                                                     September 14, 1998

Seacoast Financial Services Corporation
791 Purchase Street
P.O. Box 2101
New Bedford, Massachusetts 02740-2101

Ladies and Gentlemen:

      We are familiar with the Registration Statement on Form S-4 (the "Registration Statement") filed today by Seacoast Financial Services Corporation, a Massachusetts bank holding company (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed issuance by the Company of up to 12,793,844 shares (the "Company Shares") of its common stock, par value $.01 per share, in connection with the merger (the "Merger") of Sandwich Bancorp, Inc., a Massachusetts bank holding company ("Sandwich"), with a corporate subsidiary of the Company pursuant to the terms of a certain Amended and Restated Affiliation and Merger Agreement dated as of March 23, 1998 (the "Merger Agreement") by and among the Company, Compass Bank for Savings, a wholly-owned subsidiary of the Company, Sandwich and The Sandwich Co-operative Bank, a wholly-owned subsidiary of Sandwich.

      We are familiar with the Merger Agreement, the Company's proposed Amended and Restated Articles of Organization, its proposed Amended and Restated By-Laws and the records of meetings and consents of its Boards of Trustees and Corporators provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and of such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

      Based on the foregoing, it is our opinion that, once it has obtained all necessary regulatory approvals and consummated the Merger pursuant to the terms of the Merger Agreement as described in the Registration Statement, the Company will have corporate power adequate for the issuance of the Company Shares in accordance with the Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Company Shares. When certificates for the Company Shares have been duly executed and countersigned, and delivered against due receipt of consideration therefor as described in the Registration Statement, the Company Shares will be legally issued, fully paid and non-assessable.


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      We consent to the filing of this opinion as an exhibit to the Registration
Statement, as amended, and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.

                                                  Very truly yours,

                                                  FOLEY, HOAG & ELIOT LLP


                                                  By: /s/ Carol Hempfling Pratt
                                                      -------------------------
                                                      A Partner